Exhibit 99

Micrel, Inc. Announces the Election of Daniel Heneghan to Board of Directors

Tuesday November 11, 7:00 am ET

SAN JOSE, Calif., Nov. 11 /PRNewswire-FirstCall/ -- Micrel Inc., (Nasdaq: MCRL - News), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced the election of Mr. Daniel Heneghan to Micrel's Board of Directors. Mr. Heneghan represents the fifth independent director on the Company's six-person board.

Mr. Heneghan has more than 25 years of experience in financial and executive positions in the semiconductor and high tech industries. He recently served as Chief Financial Officer of Intersil Corporation from its inception in August 1999 until he retired in June 2005. From 1996 to August 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris Corporation ("Harris"). From 1994 to 1996, Mr. Heneghan was Vice President and General Manager of the Digital Products Division at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business, Director of Planning and Director of Finance at Harris. He currently serves on the Board of Directors of Pixelworks, Inc., and NTELOS Holdings Corp., and also works as an advisor to the semiconductor industry. Mr. Heneghan holds a B.S. in Accounting from Quincy University in Illinois, and an MBA from Western Illinois University. He will serve on the Company's Audit and Nominating/Corporate Governance Committees.

"We are extremely pleased to have Dan Heneghan join Micrel's Board of Directors," said Ray Zinn, President, CEO, and Chairman of the Board. "Dan's addition will further enhance an already very qualified and capable board for Micrel. His strong financial background will help the Company deal with these turbulent economic times."

About Micrel, Inc.

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company's products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com/.

Contact:
Julieanne DiBene, Marketing Communications
1-408-474-1276
Email Julie.DiBene@Micrel.com